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                                                                     EXHIBIT 11
                         MOLTEN METAL TECHNOLOGY, INC.
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      Computation of Primary and Fully Diluted Net Income (Loss) Per Share



                                                              QUARTER ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                                            --------------------------   --------------------------
                                                                1996          1995           1996          1995
                                                                ----          ----           ----          ----
PRIMARY NET INCOME (LOSS) PER SHARE:
 Net income (loss)                                          $ 2,084,135   $  (367,710)   $ 2,299,563   $(3,371,502)
                                                            ===========   ===========    ===========   ===========

Weighted average common shares outstanding                   23,336,091    22,250,060     23,098,323    22,225,888
Incremental shares from use of treasury stock method for
  stock options and warrants (i)                              4,407,711            --      4,520,827            --
                                                            -----------   -----------    -----------   -----------
    Common and common equivalent shares, where applicable    27,743,802    22,250,060     27,619,150    22,225,888
                                                            ===========   ===========    ===========   ===========
    Net income (loss) per share                             $      0.08   $     (0.02)   $      0.08   $     (0.15)
                                                            ===========   ===========    ===========   ===========


NET INCOME (LOSS) PER SHARE ASSUMING FULL DILUTION:
 Net income (loss)                                          $ 2,084,135   $  (367,710)   $ 2,299,563    (3,371,502)
                                                            ===========   ===========    ===========   ===========

Weighted average common shares outstanding                   23,336,091    22,250,060     23,098,323    22,225,888

Incremental shares from use of treasury stock method for
  stock options and warrants (i)                              4,407,711            --      4,520,827            --
                                                            -----------   -----------    -----------   -----------
    Common and common equivalent shares, where applicable    27,743,802    22,250,060     27,619,150    22,225,888
                                                            ===========   ===========    ===========   ===========

     Net income (loss) per share                            $      0.08   $     (0.02)   $      0.08   $     (0.15)
                                                            ===========   ===========    ===========   ===========


(i) For the periods ended June 30, 1995, the incremental shares from the use of the treasury stock method for stock options and warrants have been excluded from the computation since their effect is anti-dilutive.

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